EXHIBIT 99.1

RELEASE:	On receipt
MEDIA CONTACT:	Jeff Rader, 515-247-7883, rader.jeff@principal.com
INVESTOR RELATIONS CONTACT:	Tom Graf, 515-235-9500, graf.tom@principal.com

PRINCIPAL FINANCIAL GROUP, INC. ANNOUNCES OUTLOOK FOR 2009

Des Moines, IA (December 10, 2008) – Principal Financial Group, Inc. (NYSE:PFG) today announced that the company expects 2009 operating earnings per diluted share (EPS) to range from $2.75 to $3.25. 1,2 Guidance for 2009 incorporates certain assumptions, including: a 3 percent decline in average assets under management in 2009 compared to 2008 based on an average S&P 500 Index of 900 in 2009; operating losses for the Corporate and Other segment of $90 to $110 million; and no share repurchase activity. Company guidance does not contemplate any acquisition or divestiture activity other than where a definitive agreement has been signed by the company and publicly announced.

Equity market weakness has muted the company’s outlook for 2009 EPS. However, the company remains committed to its long-term goals: average annual improvement in return on equity (ROE)3 of roughly 50 basis points; and 11 to 13 percent average annual growth in EPS, reflecting the company’s outlook for continued strength in the U.S. and international asset management and accumulation businesses.4

Forward looking and cautionary statements

This press release contains forward-looking statements, including, without limitation, statements as to operating earnings, net income available to common stockholders, net cash flows, realized and unrealized losses, capital and liquidity positions, sales and earnings trends, and management's beliefs, expectations, goals and opinions. The company does not undertake to update or revise these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company's annual report on Form 10-K for the year ended December 31, 2007, and in the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2008, filed by the company with the Securities and Exchange Commission, as updated or supplemented from time to time in

----------------------------------------

1 Guidance speaks only as of the date it is made. The company does not undertake to update annual guidance during the year, but may do so if significant changes occur in general business conditions or company operations.

2 EPS, which is not measured in accordance with U.S. generally accepted accounting principles (U.S. GAAP), is calculated by dividing operating earnings by weighted average shares outstanding. Operating earnings are determined by adjusting U.S. GAAP net income available to common stockholders for the effect of net realized/unrealized capital gains and losses, as adjusted, and other after-tax adjustments. Because capital gains and losses are extremely difficult to predict under current market conditions, the company is not estimating net income available to common stockholders per diluted share, the most comparable U.S. GAAP measure.

3 Operating return on average equity excluding accumulated other comprehensive income, calculated over the trailing twelve month period.

4 Long-term EPS and ROE targets assume domestic equity market performance improvement of roughly two percent per quarter.

subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions that may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; difficult conditions in the global capital markets and the general economy, which the company does not expect to improve in the near future, that may materially adversely affect the company’s business and results of operations; the actions of the U.S. government, Federal Reserve and other governmental and regulatory bodies for purposes of stabilizing the financial markets might not achieve the intended effect; the risk from acquiring new businesses, which could result in the impairment of goodwill and/or intangible assets recognized at the time of acquisition; the impairment of other financial institutions that could adversely affect the company; investment risks which may diminish the value of the company’s invested assets and the investment returns credited to customers, which could reduce sales, revenues, assets under management and net income; requirements to post collateral or make payments related to declines in market value of specified assets may adversely affect company liquidity and expose the company to counterparty credit risk; changes in laws, regulations or accounting standards that may reduce company profitability; fluctuations in foreign currency exchange rates that could reduce company profitability; Principal Financial Group, Inc.’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and regulatory restrictions on the ability of subsidiaries to pay such dividends; competitive factors; volatility of financial markets; decrease in ratings; interest rate changes; inability to attract and retain sales representatives; international business risks; a pandemic, terrorist attack or other catastrophic event; and default of the company’s re-insurers.

About the Principal Financial Group

The Principal Financial GroupÒ (The Principal ®)5 is a leader in offering businesses, individuals and institutional clients a wide range of financial products and services, including retirement and investment services, life and health insurance, and banking through its diverse family of financial services companies. A member of the Fortune 500, the Principal Financial Group has $287.4 billion in assets under management6 and serves some 19.0 million customers worldwide from offices in Asia, Australia, Europe, Latin America and the United States. Principal Financial Group, Inc. is traded on the New York Stock Exchange under the ticker symbol PFG. For more information, visit www.principal.com.

###

5 "The Principal Financial Group" and “The Principal” are registered service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.

6 As of September 30, 2008